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                                                                     EXHIBIT 2.1

Mr. Paul Gillmore
PO Box 123
Old Fort, OH 44861

Dear Mr. Gillmore,

Thank you for your quick response to our letter of March 14, 1996. I would ask you to sign the following letter agreement so Ted and I can start to firm up our financing.

I believe the following points convey our morning discussion.

1. A down payment of $50,000 for 40,000 shares at $1.25. The shares to be transferred upon presentation of the check.

2. The remaining 160,000 shares are to be purchased at $1.25 per share. A note will be signed to allow 16 quarterly payments starting 180 days after the initial payment of $50,000.

     Year one              quarterly payment of $6,250
     Year two              quarterly payment of $12,500
     Year three            quarterly payment of $12,500
     Year four             quarterly payment of $18,750

     Interest will be paid on the unpaid balance at the rate of 4% per annum. When the note is signed and down payment is made you will transfer voting power of your remaining shares to us.

3. Upon the payment of each quarterly payment, the following shares of stock will be transferred.

     Year one               5,000 shares per quarter
     Year two              10,000 shares per quarter
     Year three            10,000 shares per quarter
     Year four             15,000 shares per quarter

4. For additional consideration, for signing the agreement we will give you an option for 20,000 shares of RGI stock.

5. We would ask that you give us a 90 day exclusivity to put together our financing for the down payment.

6. Both parties will keep the agreement confidential until the proper documents are filed with the SEC.

The above agreement is subject to modifications by legal counsel.

                                   Sincerely,

                                  /s/ C.T. Sherman           4/2/96
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                                  C.T. Sherman

                                  /s/ T.P. Schwartz          4/2/96
                                  ----------------------------------
                                  T.P. Schwartz

Concur

/s/ Paul M. Gillmor                     Date:    4/3/96
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Paul Gillmore


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